Exhibit 99.1

Cipherloc Announces Corporate Restructuring

Arlington, VA – March 31, 2020 – Today Cipherloc Corporation (OTCQB:CLOK), a developer of advanced encryption technology, announced plans to restructure its corporate operations. As part of the restructuring, the company will reduce staff and focus on completion of testing necessary to bring its polymorphic encryption solutions to market. As part of the restructuring, Chief Executive Officer Andrew Borene will step down and Milton Mattox, Chief Operating Officer, will become the principal officer for oversight of the Company’s ongoing operations.

“The unprecedented changes sweeping the business landscape and financial markets as a result of the COVID-19 pandemic require Cipherloc to rapidly and aggressively adapt its strategy for the months ahead,” said Chasteen. “These changes will include a reduction in headcount to focus on engineering and development roles needed to guide our technology through the current phase of critical testing in order to be market ready for customer and partners who can do business with Cipherloc. In doing so, we will reduce our operating costs while advancing the critical steps needed to make our technologies available to the market.”

Cipherloc believes its patented Polymorphic Key Progression Algorithm (PKPA) and advanced encryption solutions can enhance standard encryption through the process of polymorphism. Data is broken up into fragments, each encrypted with its own unique cipher and key pair. Unlike traditional encryption, this creates multiple pairs of ciphers and keys that can be processed in parallel, rather than a single block of data encrypted with a single key.

“We expect to continue our focus on delivering solutions tailored to encryption and data security needs not just for today, but also for the rapidly approaching quantum computing era,” said Chasteen. “We believe Cipherloc’s advanced encryption technologies can reduce latency, decrease energy consumption and enable a platform or network to dynamically adapt to future encryption standards that will become the standard in protecting the most valuable data assets in both government and commercial organizations from ever more advanced cyberthreats. Our focus will be on critical testing and certifications needed to document our technologies and make them sale ready to an array of potential customers.”

About Cipherloc Corporation (OTCQB: CLOK)

Cipherloc Corporation provides advanced technology and expertise to secure your data and safeguard your privacy with the speed you need today and the agility you’ll need tomorrow. Our patented polymorphic encryption technology provides a layer of security that is stronger, adaptable, and scalable across a variety of applications and systems. Learn more at www.quantanova.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set forth in the Company’s SEC filings. These risks and uncertainties could cause the Company’s actual results to differ materially from those indicated in the forward-looking statements.

Cipherloc Investor Contact:

Matt Kreps

Darrow Associates, Investor Relations

214-597-8200

mkreps@darrowir.com